UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2026

NEXALIN TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41507	27-5566468
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1776 Yorktown, Suite 550, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 260-0222

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NXL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 21, 2026, Nexalin Technology, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Investor purchased from the Company an unsecured promissory note in the amount of $1,170,000 (the “Note”), which included an original issue discount of $150,000 (the “OID”) and reimbursement of the Investor’s transaction expenses of $20,000, for gross proceeds to the Company of $1,000,000 (the “Purchase Price”).

The Note matures six months after the Investor delivers the Purchase Price to the Company and does not bear interest unless and until an event of default occurs. The Company may prepay all or any portion of the outstanding balance of the Note at any time without penalty or premium. Each time the Company receives any proceeds in connection with any fundraising or financing transaction, it must make a mandatory prepayment equal to the lesser of 20% of the amount raised or the outstanding balance of the Note. On up to two occasions, with the Investor’s consent, the Company may extend the maturity date by three months, in which case the outstanding balance will automatically increase by 7.5% on the first day of each extension period.

The Note Purchase Agreement and the Note contain customary agreements, affirmative and restrictive covenants, representations and warranties, and customary trigger events and events of default. Trigger events include, but are not limited to, failure to pay amounts when due, commencement of bankruptcy or insolvency proceedings, entering into a fundamental transaction (including certain mergers, acquisitions, and changes of control, as defined in the Note) without repaying the Note in full at or as a condition to closing, and failure to observe covenants in the Note Purchase Agreement (each, a “Trigger Event”). Upon the occurrence of a Trigger Event, the Investor may increase the outstanding balance by 10% for Major Trigger Events (as defined in the Note) and 5% for Minor Trigger Events (as defined in the Note), subject to an aggregate cap of 25%. If a Trigger Event is not cured within five trading days following notice from the Investor, it becomes an event of default, and the Investor may accelerate the Note. Upon an event of default, interest accrues at 18% per annum (or the maximum rate permitted by law, if lower) from the date of the event of default.

The Note Purchase Agreement provides for indemnification of the Investor and its affiliates in the event that they incur any loss or damage related to, among other things, a breach by the Company of any of its representations, warranties, or covenants under the Note Purchase Agreement, including advancement of expenses as they are incurred.

The description of the Note Purchase Agreement and the Note does not purport to be complete and is qualified in its entirety by the full text of the Note Purchase Agreement and the Note, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and which are incorporated herein by reference.

The representations, warranties and covenants contained in the Note Purchase Agreement and the Note were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to exceptions and limitations agreed upon by the contracting parties. Accordingly, the Note Purchase Agreement and the Note are incorporated herein by reference only to provide investors with information regarding the terms of such agreements, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Number	Description
10.1	Note Purchase Agreement, by and between Nexalin Technology, Inc. and the Institutional Investor signatory thereto dated August 21, 2026.
10.2	Promissory Note dated August 21, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2026	NEXALIN TECHNOLOGY, INC.

/s/ Mark White
Mark White
Chief Executive Officer

3